Exhibit 99.1

      K-Swiss Reports Record Fourth Quarter and Year-End Results

   WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Feb. 5, 2004--K-Swiss Inc. (NASDAQ/NM:KSWS) today announced record results for the fourth quarter and year ended December 31, 2003.

   Financial Highlights

   Net earnings and net earnings per diluted share for the fourth quarter of 2003 increased 81.4% and 91.7%, respectively, to $8,687,000, or $0.23 per diluted share, compared with $4,788,000, or $0.12 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the year ended December 31, 2003, increased 74.4% and 80.8%, respectively, to $50,056,000, or $1.32 per diluted share, compared with $28,697,000, or $0.73 per diluted share, at December 31, 2002.
   For the fourth quarter of 2003, total worldwide revenues increased 51.2% to $80,432,000 compared with $53,186,000 in the prior-year period. Domestic revenues increased 53.2% to $68,416,000 in the fourth quarter, and international revenues increased 40.7% to $12,016,000. Total worldwide revenues for 2003 increased 48.2% to $429,162,000 compared with $289,593,000 in 2002. Domestic revenues increased 50.1% to $372,443,000 in 2003, while international revenues increased 36.5% to $56,719,000.

   Futures Orders

   Worldwide futures orders with start ship dates from January through June 2004 increased 33.5% to $224,863,000 at December 31, 2003, compared with $168,449,000 at December 31, 2002. Domestic futures orders increased 31.2% to $193,390,000 at December 31, 2003, from $147,421,000 at December 31, 2002. International futures orders increased 49.7% to $31,473,000 at December 31, 2003, from $21,028,000 the previous year.

   Stock Repurchase Program

   The Company purchased 40,000 shares of Class A Common Stock during the fourth quarter of 2003 for a total expenditure of approximately $760,000 as part of its stock repurchase program. There remains authorization to repurchase $26,715,000 of stock under the Company's existing stock repurchase programs. Since August 1996, K-Swiss has purchased under all of its repurchase programs a total of 23.0 million shares of Class A Common Stock for a total expenditure of $108.6 million.
   K-Swiss also issued guidance for 2004. The Company expects revenues for the first quarter of 2004 to be approximately $142 to $150 million and earnings per diluted share to be in the range of $0.50 to $0.55. The Company expects full year revenues to be approximately $490 to $510 million and expects to report full year earnings per diluted share of approximately $1.50 to $1.65.
   The Company announced that its Board of Directors declared a 25% increase in its quarterly cash dividend to $0.025 per diluted share. The cash dividend, which equates to a new annualized rate of $0.10 per diluted share compared with the previous annual rate of $0.08 per diluted share, is payable on April 15, 2004, to shareholders of record as of March 31, 2004.
   Commenting on the fourth quarter results and outlook for 2004, Steven Nichols, Chairman of the Board and President, stated, "In a year filled with as many impressive accomplishments and financial results as 2003, none are more important to us than the measures that gauge how well we performed for our stockholders. During 2003, we were able to increase the cash dividend for the fourth time in five years, repurchase over $19 million of stock and post a return on average invested capital of approximately 31% despite nearly half of our equity base invested in cash. The K-Swiss brand and our commitment to its long-term health and vitality are the driving force behind every decision we make. With the marketing campaign and product offerings we have planned for 2004, a brighter outlook for continued improvement in international operations due to previous investments made and continued demand among retailers and customers for our shoes, we believe a strong foundation has been set for another strong year for K-Swiss and our stockholders."
   The per share results reported herein reflect the effect of the two-for-one stock split which was distributed on December 26, 2003, to stockholders of record on December 22, 2003. Discontinued operations are comprised of the results of the National Geographic brand.

   Investor Conference Call and Web Simulcast

   K-Swiss will conduct a conference call on its fourth quarter 2003 earnings release on February 5, 2004, at 10:00 am EST. The number to call for this interactive teleconference is (913) 981-5508. A replay of this conference call will be available until February 12, 2004, by dialing (719) 457-0820 and entering the passcode, 636996.
   The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.fulldisclosure.com on February 5, 2004, beginning at 10:00 a.m. EST. The online replay will follow shortly after the call and continue through February 19, 2004.
   K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.
   Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-K for the year ended December 31, 2003, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "future" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.



           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                             Three Months Ended      Year Ended
                                December 31,        December 31,
                             ------------------  ------------------
                                 (Unaudited)
                               2003      2002      2003      2002
                             --------  --------  --------  --------
Revenues                      $80,432   $53,186  $429,162  $289,593
Cost of goods sold             45,436    29,693   235,603   159,026
                             --------  --------  --------  --------
  Gross profit                 34,996    23,493   193,559   130,567
Selling, general and
 administrative expenses       23,542    15,199   106,267    79,258
                             --------  --------  --------  --------
  Operating profit             11,454     8,294    87,292    51,309
Interest income, net              248       347       699     1,058
                             --------  --------  --------  --------
  Earnings from continuing
   operations before
   income taxes                11,702     8,641    87,991    52,367
Income tax expense              4,140     3,270    34,199    20,554
                             --------  --------  --------  --------
  Earnings from continuing
   operations                   7,562     5,371    53,792    31,813
Income/(loss) from
 discontinued operations        1,125      (583)   (3,736)   (3,116)
                             --------  --------  --------  --------
  Net earnings                 $8,687    $4,788   $50,056   $28,697
                             ========  ========  ========  ========
Basic earnings per share        $0.25     $0.13     $1.41     $0.78
                             ========  ========  ========  ========
Diluted earnings per share      $0.23     $0.12     $1.32     $0.73
                             ========  ========  ========  ========
Weighted average number of
 shares outstanding
  Basic                        35,345    36,281    35,396    36,700
  Diluted                      37,925    38,719    37,913    39,415


                 K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                    December 31,
                                                   2003      2002
                                                 --------  --------
                                ASSETS
CURRENT ASSETS
Cash and cash equivalents                         $81,455   $67,593
Accounts receivable, net                           51,006    37,048
Inventories                                        73,660    53,227
Prepaid expenses and other                          4,760     3,497
Deferred taxes                                      3,014     2,428
                                                 --------  --------
    Total current assets                          213,895   163,793
PROPERTY, PLANT AND EQUIPMENT, NET                  8,596     8,444
OTHER ASSETS
Intangible assets                                   7,301     8,107
Other                                               4,838     3,539
                                                 --------  --------
                                                   12,139    11,646
                                                 --------  --------
                                                 $234,630  $183,883
                                                 ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                                  $--       $--
Trade accounts payable                             19,447    13,936
Accrued liabilities                                17,062    16,939
                                                 --------  --------
    Total current liabilities                      36,509    30,875
OTHER LIABILITIES                                  15,234     7,408
DEFERRED TAXES                                      3,360     5,807
STOCKHOLDERS' EQUITY                              179,527   139,793
                                                 --------  --------
                                                 $234,630  $183,883
                                                 ========  ========


    CONTACT: K-Swiss Inc., Westlake Village
             George Powlick, 818-706-5100